Exhibit 99.1

SCOTT SALMON TO JOIN SITEONE LANDSCAPE SUPPLY AS EXECUTIVE VICE PRESIDENT OF STRATEGY AND DEVELOPMENT

ROSWELL, GA – 2/15/2019 – SiteOne® Landscape Supply, Inc. (NYSE: SITE), the largest and only national wholesale distributor of landscape supplies in the United States, announced today that Scott Salmon will be joining SiteOne as Executive Vice President of Strategy and Development effective March 11, 2019.

Scott joins SiteOne following a highly successful 17-year career at Oldcastle Inc. where he held both Strategy and Development and Field Operating roles. Scott helped to build the Architectural Products Group (APG) through 22 acquisitions and 16 new plant projects while achieving strong organic sales growth.

Scott graduated from the United States Air Force Academy and became an F-16 Pilot and Flight Commander. He later received a Master of Public Policy from Harvard’s Kennedy School of Government.

“We are very excited to have Scott join the executive management team,” said Doug Black, Chairman and CEO of SiteOne Landscape Supply. “Scott worked for me as Vice President of Strategy and Development for four years while at Oldcastle APG during a time where we doubled the business both organically and through acquisition to over $2 billion in sales. He then went on to run the Lawn and Garden Division of APG where he has been President for the last six years. During his time at Oldcastle Lawn and Garden, Scott grew the business with strong organic sales growth and through acquisition. He brings to SiteOne a wealth of M&A experience and a tremendous track record of success during his career at Oldcastle. We are confident in Scott’s ability to help us execute our growth strategy and lead our acquisition program.”

“In order to ensure a seamless transition, Pascal Convers will now remain at SiteOne until the end of April and will assist in a consulting capacity through July 2019,” Doug Black continued. “I would like to thank Pascal for his dedication to our company over the past five years and his help in positioning us for outstanding performance and growth in the years to come.”

About SiteOne Landscape Supply:

SiteOne Landscape Supply (NYSE: SITE), is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces. https://www.siteone.com/

Contacts

Investor Relations:

SiteOne Landscape Supply, Inc.

Pascal Convers, 470-270-7011

investors@siteone.com

or

Media:
SiteOne Landscape Supply, Inc.

Greg Kirksey, 470-277-7164
Director, Communications
GKirksey@SiteOne.com
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